Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, April 23, 2008		205.326.8421

Higher Commodity Prices, Increased Production, and Gain on Sale

Drive 12.5% Increase in Energen’s First Quarter EPS

Company Raises Earnings Guidance Range for 2008, 2009

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced at today’s Annual Meeting of Shareholders that its first quarter earnings of $116.7 million, or $1.62 per diluted share, rose more than 12 percent over the same period last year on the strength of higher commodity prices, a $6.4 million after-tax gain on the sale of a small Permian Basin property and a 3 percent increase in production.

“We are very pleased with our progress in the first quarter of 2008 and excited about our prospects for the future,” James McManus, Energen’s chairman and chief executive officer, told shareholders at the energy company’s Birmingham headquarters.

“As I’m sure you are well aware, oil and gas market prices have surged. We have capitalized on this upward momentum over the past six months by strengthening our hedge position for 2009 and 2010 production; in this way, we are helping lock in earnings and cash flow growth for the next several years,” McManus said.

“In recognition of the market strength of commodity prices, we also are raising the prices we assume for our unhedged production in our earnings models; this, in turn, is leading us to increase our earnings guidance ranges for 2008 and 2009 by 20 cents per diluted share,” McManus added. “Energen’s new guidance for 2008 earnings is $4.15-$4.55 per diluted share; and we estimate that 2009 earnings — stimulated by organic production growth of some 6-8 percent — will range from $4.65-$5.05 per diluted share.

“Our new price assumptions are still well below current strip pricing and leave the door wide open to commodity price-driven earnings upside,” McManus added. “Based on the estimated sensitivity of our earnings to commodity price changes – data we routinely incorporate with earnings guidance – it is clear that, at current strip prices for the rest of 2008 and for 2009, Energen could easily generate additional price-driven earnings of 35 cents per diluted share in 2008 and more than 75 cents per diluted share in 2009. (Calculations based on average NYMEX natural gas prices of $11 per Mcfe for the remainder of 2008 and $10.50 per Mcfe for 2009, and on average NYMEX oil prices of $115 per barrel for the remainder of 2008 and $110 per barrel for 2009).

“Energen continues to benefit from the accelerated development of our unproved reserve base, and the annual review of our year-end reserves once again supported 1.9 trillion cubic feet equivalent (Tcfe) of probable and possible reserves in our existing areas of operation,” McManus said. “This is an encouraging development given that approximately 125 billion cubic feet equivalent (Bcfe) of our reserves were reclassified as “proved” in 2007. In addition, these numbers have been adjusted downward to reflect the sale just last month of a small Permian Basin oil property with an estimated 65 Bcfe of probable and possible reserves.

“Energen Resources Corporation, our oil and gas exploration and production unit, is continuing to focus on ways to extend the accelerated pace of drilling on our properties to bring the remaining unproved reserves to production as quickly as possible,” McManus said.

“Meanwhile, our net acreage position in multiple Alabama shale plays has grown to approximately 315,000 acres, and drilling activities continue on our first three test wells in Bibb and Greene counties,” he added. “As you know, we do not plan to disclose results on a well-by-well basis; rather, our plans are to work as thoroughly and expediently as possible and to announce our findings when sufficient data has been gathered.”

FIRST QUARTER 2008 RESULTS

For the three months ended March 31, 2008, Energen’s net income totaled $116.7 million, or $1.62 per diluted share, and compares with first quarter 2007 net income of $103.9 million, or $1.44 per diluted share.

Energen Resources Corporation

Energen Resources’ net income for the first three months of 2008 totaled $72.5 million and compared with $63.2 million in the same period last year. This increase largely reflects the impact of higher average realized sales prices for Energen Resources’ oil and natural gas liquids (NGL) production, a $6.4 million gain on the sale of 4.4 Bcfe of proved oil reserves in the Permian Basin, and a 3 percent increase in production.

Average Realized Sales Prices, First Quarter Comparison

Commodity	1Q2008	1Q2007	Change
Natural Gas (per Mcf)	$7.97	$7.93	1%
Oil (per barrel)	$67.90	$58.36	16%
NGL (per gallon)	$1.04	$0.80	30%

Production, First Quarter Comparison

Commodity	1Q2008	1Q2007	Change
Natural Gas (Bcf)	16.4	15.5	6%
Oil (MBbl)	944	927	2%
NGL (MMgal)	16.7	18.9	(12)%
Total (Bcfe)	24.5	23.8	3%

Production By Area (Bcfe), First Quarter Comparison

Area	1Q2008	1Q2007	Change
San Juan Basin	12.0	11.5	4%
Permian Basin	6.8	6.8	0%
Black Warrior Basin	3.5	3.6	(3)%
N. LA/E. TX/Other	2.2	1.9	16%

Per-unit lease operating expense (LOE) increased to $2.44 per thousand cubic feet equivalent (Mcfe) from $1.99 per Mcfe in the same period a year ago. This 23 percent increase largely was due to a 36 percent rise in commodity price-driven production taxes and to increased compression, increased workover expense, weather-related road maintenance, and increased environmental compliance expense.

Depreciation, depletion and amortization expense (DD&A) per unit in the first quarter of 2008 increased 11 percent over the same period last year to $1.21 per Mcfe largely due to higher development costs.

Alabama Gas Corporation

Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), generated net income of $43.7 million in the first quarter of 2008 as compared with $40.3 million in the same period a year ago. This increase primarily was due to the utility’s earning on a higher level of equity; a decrease in customer usage was largely offset by the timing of operations and maintenance expense.

TRAILING 12-MONTHS RESULTS

For the 12 months ended March 31, 2008, Energen’s net income totaled $322.0 million, or $4.47 per diluted share, and compared with $290.0 million, or $3.99 per diluted share, for the same period a year ago. The prior-year period included a $34.5 million, or 47 cents per diluted share, gain from the sale of one-half of its acreage position in Alabama shales to Chesapeake Energy Corporation, and a $6.7 million, or 9 cents per diluted share, gain from the settlement of its Enron bankruptcy claim.

Energen Resources Corporation

Energen Resources’ net income for the trailing 12 months totaled $282.6 million as compared with $251.0 million in the same period a year ago. The prior-year period included $41.2 million of one-time gains associated with the sale of one-half of its acreage position in Alabama shales and the settlement of its Enron bankruptcy claim.

In addition to a $6.4 million gain on the sale of Permian Basin properties during the first quarter of 2008, Energen Resources benefited in the current 12-months’ period from increased average realized sales prices and higher production, partially offset by increased LOE and DD&A.

Average Realized Sales Prices, T12M Comparison

Commodity	2008	2007	Change
Natural Gas (per Mcf)	$7.78	$7.05	10%
Oil (per barrel)	$67.11	$52.93	27%
NGL (per gallon)	$0.95	$0.71	34%

Production, T12M Comparison

Commodity	2008	2007	Change
Natural Gas (Bcf)	65.2	63.0	3%
Oil (MBbl)	3,897	3,654	7%
NGL (MMgal)	75.1	78.6	(4)%
Total (Bcfe)	99.3	96.2	3%

Per-unit LOE totaled $2.16 per Mcfe in the 12 months ending March 31, 2008, up 12.5 percent from $1.92 per Mcfe in the same period a year ago; this increase largely was due to higher production taxes, additional compression and a general rise in field service costs.

DD&A expense per unit in the 12 months ended March 31, 2008, increased 14 percent over the same period last year from $1.02 per Mcfe to $1.16 per Mcfe, largely due to higher development costs.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended March 31, 2008, of $40.2 million as compared with $40.3 million in the same period a year ago.

2008 EARNINGS GUIDANCE RANGE INCREASED

Energen today raised its 2008 earnings guidance range by 20 cents to $4.15 to $4.55 per diluted share; the new guidance captures:

•	Higher price assumptions for Energen Resources’ unhedged production for the remainder of the year;

•	First quarter results, including the $6.4 million gain on the sale of 4.4 Bcfe of Permian Basin properties;

•	A 1 Bcfe reduction in production largely due to the first quarter property sale and the impact of severe winter weather in the San Juan Basin; and

•	Anticipated declines in customer usage at Alagasco in the fourth quarter of 2008.

Energen’s earnings guidance does not include potential benefits from property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of $34 million of capitalized unproved leasehold related to Alabama shales.

Key assumptions in Energen’s 2008 budget are:

•	A hedge position that covers approximately 76 percent of estimated production for the remaining nine months of the year;

•	Assumed prices for unhedged natural gas, oil and NGL production of $8.50 per Mcf, $85 per barrel and $1.12 per gallon, respectively;

•	Production of 101 Bcfe;

•	Capital spending of $400 million, including approximately $330 million by Energen Resources and $70 million by Alagasco;

•	An average DD&A rate at ERC of $1.26 per Mcfe;

•	LOE at ERC, including production taxes, of $2.31 per Mcfe;

•	General and administrative expense at ERC of 50 cents per Mcfe;

•	Alagasco’s earning an estimated 12.6 percent on average equity of approximately $311 million;

•	Average diluted shares outstanding of 72.1 million.

2008 Hedge Position Summary

Energen Resources’ hedge position for the remaining nine months of 2008 is as follows:

Commodity	Hedge Volumes	2008e Production	Hedge %	NYMEXe Price
Natural Gas	38.0 Bcf	50.2 Bcf	76%	$8.61/Mcf
Oil	2.4 MMBbl	3.1 MMBbl	78%	$70.72/barrel
NGL	35.7 MMgal	51.7 MMgal	69%	$0.96/gallon

NOTE: Known basis differentials for April included

Energen Resources’ natural gas and oil hedge positions by type for the remaining nine months of 2008 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	24.0	$1.20 per Mcf	$8.68 per Mcf
NYMEX	14.0	—	$8.51 per Mcf

NOTE: Known basis differentials for April included

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,922	$5.55 per barrel	$69.36 per barrel
NYMEX	533	—	$75.61 per barrel

NOTE: Known basis differentials for April included

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ hedge position for the remainder of 2008 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices over the next nine months are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.50 represents an estimated net income impact of approximately $775,000 (1.0 cent per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $85.00 per barrel represents an estimated net income impact of approximately $300,000 (0.4 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.12 per gallon represents an estimated net income impact of approximately $68,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2009 EARNINGS GUIDANCE RANGE RAISED

Energen today also increased its 2009 earnings guidance range by 20 cents as a result of increasing its underlying assumption for commodity prices applicable to unhedged production. The adjusted guidance range also incorporates the Company’s most recent hedges.

The new range is $4.65-$5.05 per diluted share and provides a better, although still conservative, reflection of the market’s expectations of continued commodity price strength into 2009.

Energen’s earnings guidance does not include potential benefits from property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of $34 million of capitalized unproved leasehold related to Alabama shales.

Key assumptions in Energen’s 2009 earnings guidance:

•	Existing hedge position covering approximately 61 percent of estimated 2009 production;

•	Assumed prices for unhedged natural gas, oil and NGL production of $8.50 per Mcf, $85 per barrel and $1.105 per gallon, respectively;

•	Production of 108 Bcfe;

•	Capital spending of $345 million, including approximately $270 million by Energen Resources and $75 million by Alagasco;

•	An average DD&A rate at Energen Resources of $1.36 per Mcfe;

•	LOE at Energen Resources, including production taxes, of $2.30 per Mcfe;

•	General and administrative expense at Energen Resources of 51 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $323 million; and

•	Average diluted shares outstanding of 72.3 million.

2009 Hedge Position Summary

Energen Resources’ 2009 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price
Natural Gas	43.8 Bcf	69.5 Bcf	63%	$8.76/Mcf
Oil	2.7 MMBbl	4.8 MMBbl	56%	$72.73/barrel
NGL	43.3 MMgal	68.0 MMgal	64%	$1.15/gallon

Energen Resources’ 2009 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	28.4	$1.10 per Mcf	$8.87 per Mcf
Permian Basin	1.2	$0.96 per Mcf	$8.63 per Mcf
NYMEX	14.2	—	$8.55 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,136	$5.15 per barrel	$69.79 per barrel
NYMEX	564	—	$83.89 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2009 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2009 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.50 represents an estimated net income impact of approximately $1.2 million (1.7 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $85.00 per barrel represents an estimated net income impact of approximately $1.2 million (1.7 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.105 per gallon represents an estimated net income impact of approximately $115,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2010 HEDGE POSITION CONTINUES TO BUILD

Energen continues to add to its 2010 hedge position. At present, the Company has hedged 36.6 Bcf of natural gas production at an average NYMEX-equivalent price of $9.29 per Mcf and 1.7 million barrels of oil production at an average NYMEX-equivalent price of $92.38 per barrel.

Energen Resources’ 2010 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.8	$1.13 per Mcf	$9.29 per Mcf
NYMEX	10.8	—	$9.28 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	960	$5.30 per barrel	$100.77 per barrel
NYMEX	720	--	$81.20 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable.

In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

PROBABLE, POSSIBLE RESERVES UPDATE

An update of Energen Resources’ probable and possible reserves shows that the Company’s unproved reserve inventory remains an estimated 1.9 Tcfe, with probable reserves totaling 638 Bcfe and possible reserves totaling 1,257 Bcfe. These reserves do not include an estimated 65 Bcfe of probable and possible reserves associated with a Permian Basin property that was sold during the first quarter of 2008, nor do these numbers include any reserve potential associated with the Company’s pursuit of natural gas in Alabama shales.

The estimated unrisked cost for Mcfe is well under $2 per unit: $1.23 per Mcfe of probable reserves and $1.01 per Mcfe of possible reserves. Applying the Company’s own risking to its unproved inventory, the total cost per Mcfe is an estimated $1.57 per Mcfe.

The Company cannot include such information about unproved reserve potential in its financial statements and notes filed with the Securities and Exchange Commission.

Location, Amount and Estimated Finding Cost of Reserves (Bcfe) — Unrisked

Basin/Area	Proved @ 12/31/07*	Probable Reserves*		Possible Reserves*
		Quantity	Unit Cost	Quantity	Unit Cost
San Juan	943	304	$1.25	811	$0.85
Permian	498	292	$1.14	398	$1.25
Black Warrior	234	17	$0.66	30	$0.97
N. LA/E. TX/Other	74	25	$2.29	18	$2.72
Total	1,749	638	$1.23	1,257	$1.01

*	As of December 31, 2007, pro forma for 1Q08 Permian Basin property sale

The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked. All the estimates were prepared by Energen Resources’ technical staff and were 100 percent reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2007 proved reserves were applied in establishing the Company’s probable and possible reserves.

Additional investment is necessary to develop the Company’s probable and possible reserve inventory. The per-unit cost estimates in the table are unrisked and are based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market. Future development costs are dependent on the timing of development.

Previously reported proved reserves were based on Security and Exchange Commission (SEC) definitions. Since the SEC does not define unproved reserves, Energen Resources follows definitions for probable and possible reserves provided by the Petroleum Resources Management System.

Probable reserves are those that analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves. It is equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated proved plus probable reserves. In this context, when probabilistic methods are used, there should be at least a 50 percent probability that the actual quantities recovered will equal or exceed the estimate.

Possible Reserves are those that analysis of geoscience and engineering data suggests are less likely to be recoverable than probable reserves. The total quantities ultimately recovered from the project have a low probability to exceed the sum of proved plus probable plus possible reserves, which is equivalent to the high estimate scenario. In this context, when probabilistic methods are used, there should be at least a 10 percent probability that the actual quantities recovered will equal or exceed the estimate.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.75 Tcfe of proved reserves and 1.9 Tcfe of probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.